Exhibit 99.1

SAKS INCORPORATED ANNOUNCES FIRST QUARTER RESULTS

	Contact:	Julia Bentley
(865) 981-6243
FOR IMMEDIATE RELEASE		www.saksincorporated.com

Birmingham, Alabama (May 18, 2004)

FIRST QUARTER HIGHLIGHTS:

•	Saks Incorporated recorded diluted earnings per share of $.15 for the first quarter ended May 1, 2004, an increase of 50% over last year’s diluted earnings per share of $.10. The increase was achieved even after giving effect to a $10 million pre-tax reduction in net credit contribution (primarily attributable to the sale of the proprietary credit card business in April 2003) and after-tax charges of $2.6 million ($.02 per share) related to the write-off of long-lived assets. The comparable prior year period included a net gain of $1.8 million (net of taxes), or $.01 per share.

•	Comparable store sales rose 10.2% for the first quarter, comprised of a comparable store sales gain of 15.3% for SFAE and 6.4% for SDSG.

•	The Company paid a special cash dividend of $2 per common share, totaling approximately $285 million, on May 17.

•	Plans for three new SDSG units were announced: a Parisian store in Collierville, Tennessee, a McRae’s store in Southaven, Mississippi (both in metropolitan Memphis), and a replacement Younkers store in Des Moines, Iowa.

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SAKS INCORPORATED ANNOUNCES FIRST QUARTER RESULTS

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (May 18, 2004)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the first quarter ended May 1, 2004.

The Company operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store nameplates and Club Libby Lu specialty stores. SFAE is comprised of Saks Fifth Avenue luxury department stores and Saks Off 5th outlet stores.

Earnings Overview

Saks Incorporated’s results of operations are presented in accordance with generally accepted accounting principles.

Saks Incorporated recorded net income of $22.0 million, or $.15 per share, for the first quarter ended May 1, 2004, compared to net income of $14.4 million, or $.10 per share, last year. The current year first quarter included charges of $2.6 million (net of taxes), or $.02 per share, primarily related to the write-off of certain long-lived assets principally associated with the write-off of fixtures and leasehold improvements connected to the planned relocation of the Company’s Younkers location in the Merle Hay Mall in Des Moines, Iowa. The comparable prior year period included a net gain of $1.8 million (net of taxes), or $.01 per share, primarily comprised of a gain on the sale of the Company’s proprietary credit card business partially offset by store impairment charges.

Operating income for the quarter increased significantly at both business segments. SDSG operating income grew by 13.7% based on a comparable store sales increase of 6.4%, and SFAE operating income increased by 48.1% based on a comparable store sales increase of 15.3%. The improvement in operating income at both segments was achieved even after giving effect to a $10 million decline in net credit contribution primarily attributable to the sale of the Company’s proprietary credit card portfolio on April 15, 2003.

Operating income by segment (in millions) was as follows:

	Quarter Ended
	May 1, 2004	May 3, 2003
SDSG	$27.9	$24.5
SFAE	48.8	33.0
Items not allocated	(15.9)	(11.0)

Total	$60.8	$46.5

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Items not allocated to the business segments are comprised of the cost of services performed on behalf of the entire company and those items not considered by corporate management in assessing segment operating performance.

First Quarter Comments

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, noted, “In the first quarter, our Company produced a substantial increase in earnings per share while continuing to invest in and advance the strategic initiatives of each of our two business segments. Our EPS growth was driven by strong comparable store sales performance at both SFAE and SDSG and a 130 basis point improvement in our consolidated gross margin rate.

“Our first quarter SG&A expense rate increased primarily as a result of the lower net credit contribution and period costs associated with strengthening the leadership team and streamlining the organizational structure. We expect to realize expense leverage for the full year, with the improvement materializing in the second half.”

Martin continued, “SDSG’s first quarter comparable store sales increased 6.4%, and operating income grew by nearly 14%. Private brand revenues grew at a 30% rate, achieving a sales penetration in excess of 15% for the period. Total differentiated merchandise offerings reached 34% of sales for the quarter, versus approximately 26% in the same period last year. We enjoyed particularly strong sales in better sportswear, accessories, cosmetics, men’s furnishings, and soft home.

“SFAE’s first quarter comparable store sales increased 15.3%, and operating income rose by over 48%. The performance was achieved while systematically reducing the level of promotional activity relative to prior periods. During the period, sales of contemporary sportswear, jewelry, cosmetics, and luxury leather goods were particularly strong, driven by the acceleration of seasonal merchandise receipts and the focused investment of inventory in these key categories of business and in core markets.”

Martin also added, “In addition to expanding our in-store customer base, more customers are also choosing to buy on-line or through our catalogs as evidenced by a nearly 50% increase in Saks Direct revenues in the quarter over last year.”

Inventories at May 1, 2004 totaled $1.55 billion, a 9.5% increase over the prior year first quarter. Comparable store inventories increased approximately 8% over last year, consistent with current sales trends and reflecting the strategic investment at SFA.

The Company paid a special cash dividend of $2 per common share totaling approximately $285 million on May 17. “We believe this dividend represents an efficient way to distribute surplus capital to our shareholders and demonstrates our confidence in the continued profitable growth of the business and our commitment to enhancing shareholder returns,” Martin said.

During the quarter, the Company issued $230 million of 2% convertible senior notes due 2024. Martin commented, “This convertible debt offering provides long-term financing to Saks on attractive terms.”

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The Company ended the quarter with approximately $569 million of cash on hand (prior to the May 17, 2004 dividend distribution of $285 million) and no borrowings on its $800 million revolving credit facility. Total debt at May 1, 2004 was approximately $1.5 billion, and debt-to-capitalization was 42.0%.

During the first quarter, the Company purchased 744,000 shares of Saks’ common stock (for a total price of approximately $12 million). The Company has remaining availability of approximately 21.1 million shares under its repurchase programs.

Store News

During the quarter, the Company announced its planned acquisition of the Famous-Barr store in the Merle Hay Mall in Des Moines, Iowa from The May Department Stores Company. The Company plans to close its existing leased store in this mall and relocate it to the newly acquired owned space in July 2004, further strengthening Younkers’ presence in that core trade area.

The Company has announced plans for six new or replacement stores in 2004:

Nameplate	Location	Sq. Footage	Opening Date
Younkers (Merle Hay replacement)	Des Moines, IA	165,000 SF	July 2004
Younkers (Jordan Creek)	Des Moines, IA	160,000 SF	August 2004
Proffitt’s (Riverchase)	Birmingham, AL	260,000 SF	October 2004
Saks Fifth Avenue	Raleigh, NC	80,000 SF	September 2004
Saks Fifth Avenue	Plano, TX	120,000 SF	September 2004
Off 5th	Destin, FL	30,000 SF	June 2004

TOTAL		815,000 SF
NET (of replacement)		620,000 SF

The Company also recently announced plans to open a new Parisian store in Collierville, Tennessee in October 2005 and a new McRae’s store in Southaven, Mississippi in 2006. Both locations are in metropolitan Memphis.

During the first quarter, the Company closed one underproductive Herberger’s store in St. Anthony, Minnesota. At quarter end, Saks operated 241 SDSG stores with 26.4 million square feet, 62 Saks Fifth Avenue stores with 6.5 million square feet, and 53 Off 5th units with 1.4 million square feet. During the quarter, the Company opened four mall-based Club Libby Lu stores, bringing the quarter-end total to 23.

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the first quarter ended May 1, 2004 compared to last year’s first quarter ended May 3, 2003 were:

	This Year	Last Year	Total Increase	Comparable Increase
SDSG	$858	$799	7.3%	6.4%
SFAE	682	583	17.1%	15.3%

Total	$1,540	$1,382	11.5%	10.2%

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Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended
	May 1, 2004	May 3, 2003
SDSG leased commissions	$4.1	$4.3
SFAE leased commissions	7.0	5.7

Total leased commissions	$11.1	$10.0

Conference Call Information

Management has scheduled a conference call at 10:00 a.m. Eastern Time on Tuesday, May 18, 2004 to discuss first quarter results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 4815838).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; successful operation of the Company’s proprietary credit card strategic alliance with Household Bank (SB), N.A.; geo-political risks; and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2004 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

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SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	May 1, 2004		May 3, 2003
Net sales	$1,540,193	100.0%	$1,381,860	100.0%
Cost of sales	938,598	60.9%	859,169	62.2%

Gross margin	601,595	39.1%	522,691	37.8%

Selling, general and administrative expenses	387,128	25.1%	335,068	24.2%
Other operating expenses:
Property and equipment rentals	52,054	3.4%	46,627	3.4%
Depreciation & other amortization	53,578	3.5%	52,264	3.8%
Taxes other than income taxes	43,814	2.8%	38,229	2.8%
Store pre-opening costs	212	0.0%	1,228	0.1%
Integration charges	—	0.0%	465	0.0%
Losses from long-lived assets	4,059	0.3%	2,278	0.2%

Operating income	60,750	3.9%	46,532	3.4%
Other income (expense):
Interest expense	(25,966)	-1.7%	(28,864)	-2.1%
Other income (expense), net	(99)	0.0%	5,068	0.4%

Income before provision for income taxes	34,685	2.3%	22,736	1.6%

Provision for income taxes	12,659	0.8%	8,299	0.6%

Net income	$22,026	1.4%	$14,437	1.0%

Basic earnings per common share:	$0.16		$0.10
Diluted earnings per common share:	$0.15		$0.10

Weighted average common shares:
Basic	141,027		143,233
Diluted	146,496		144,794

SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	May 1, 2004	May 3, 2003
ASSETS
Current assets
Cash and cash equivalents	$568,536	$502,776
Merchandise inventories	1,545,768	1,411,247
Other current assets	190,543	185,126
Deferred income taxes, net	57,903	71,322

Total current assets	2,362,750	2,170,471

Property and equipment, net	2,060,930	2,117,992
Goodwill and intangibles, net	325,143	316,054
Deferred income taxes, net	135,200	115,618
Other assets	91,680	56,304

TOTAL ASSETS	$4,975,703	$4,776,439

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$414,847	$399,668
Accrued expenses and other current liabilities	469,532	492,282
Dividend payable	285,551	—
Current portion of long-term debt	147,212	7,371

Total current liabilities	1,317,142	899,321

Long-term debt	1,348,282	1,324,847
Other long-term liabilities	248,425	275,341
Total shareholders' equity	2,061,854	2,276,930

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,975,703	$4,776,439

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	May 1, 2004	May 3, 2003
Net Sales:
Saks Department Stores Group	$857,841	$799,151
Saks Fifth Avenue Enterprises	682,352	582,709

	$1,540,193	$1,381,860
Operating Income:
Saks Department Stores Group	$27,877	$24,512
Saks Fifth Avenue Enterprises	48,830	32,982
Items not allocated	(15,957)	(10,962)

	$60,750	$46,532
Depreciation and Amortization:
Saks Department Stores Group	$29,012	$27,309
Saks Fifth Avenue Enterprises	24,019	23,170
Other	547	1,785

	$53,578	$52,264
Total Assets:
Saks Department Stores Group	$2,216,117	$2,149,048
Saks Fifth Avenue Enterprises	1,749,115	1,676,759
Other	1,010,471	950,632

	$4,975,703	$4,776,439